EXHIBIT 10.8

DESCRIPTION OF HORIZON BANCORP

EXECUTIVE OFFICER BONUS PLAN

The Compensation Committee (the “Committee”) of the Board of Directors of Horizon Bancorp (the “Company”) adopted an Executive Officer Bonus Plan (the “Plan”) in 2003 after consultations with a nationally recognized executive compensation consulting firm. The Plan permits executive officers to earn as a bonus a percentage of their salary based on the achievement of corporate and individual goals in the relevant year. Participants in the Plan are not eligible to participate in the Company’s annual discretionary bonus plan. To receive a bonus under the Plan, the executive officer must be employed by the Company or one of its subsidiaries on the date the annual bonus payment is made and must not be subject to a performance warning or suspension. The Committee and/or the Company’s Chief Executive Officer may adjust and amend the Plan at any time in their sole discretion.

At the beginning of each year, the Committee establishes the minimum earnings target the Company must achieve before any bonuses will be paid out under the Plan for that year. The Committee also approves a target bonus matrix for each executive officer to be used to calculate the executive officer’s bonus (if any) for the year (assuming that the minimum earnings target has been met). The matrix for each executive officer specifies the performance measures applicable to the executive officer, the targets for each performance measure and the weight to be assigned to each performance measure in calculating the bonus if the specified target levels are achieved.

Each executive officer has the opportunity to earn a bonus under the Plan of up to a specified percentage of his base salary. Each of the executive officers has as a performance goal the achievement of a specified level of corporate net income for the year. The matrix for each of the executive officers also specifies from three to five other performance measures, each of which is dependent upon the executive officer’s areas of responsibilities and varies from year to year to reflect changes in the primary responsibilities of the office that the executive officer holds.

The percentage of base salary that may be earned and the weighting of performance goals are disclosed each year in the “Compensation Discussion and Analysis” section of the Company’s Proxy Statement. The amounts of the bonuses paid each year under the Plan are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table included in the Company’s Proxy Statement.

140